Exhibit 2.

DISTRIBUTION CONTRACT

Alpha Pro Tech, Inc., as “Supplier” and VWR International Inc., as “Distributor” hereby enter into this Distribution Contract (Agreement) effective January 1, 2006; and, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.             Grant of Distributorship

Supplier hereby grants to Distributor the Exclusive right to sell and distribute under the Critical Cover trade name, and the non-exclusive right to sell and distribute Supplier branded products, for all mutually agreed to products manufactured by Supplier (the “Products”) throughout the Territory.   Distributor accepts such grant for the term and on the conditions stated in this Agreement. The term “Territory” shall mean all domestic and international clean room and industrial markets supported by Distributor.

2.             Term and Renewal

The initial term of this Agreement shall be for three (3) years, beginning January 1, 2006 and ending December 31, 2008. Thereafter, this Agreement shall be automatically renewed for additional and successive terms of one (1) year each, unless and until terminated as provided in Section 6 of this Agreement or by either party upon written notice given to the other party one hundred and eighty (180)days prior to the end of the initial or a renewal term.

3.             Supplier Duties

a.               Take out and maintain product liability insurance with endorsements for product and completed operations blanket (and broad form vendors liability) on all Products with insurers satisfactory to Distributor with minimum limits of $1,000,000/ $3,000,000 for bodily injury and $300,000 for property damage and immediately furnish to Distributor a certificate of insurance issued by the carrier evidencing the foregoing endorsements, coverage’s and limits and that such insurance shall not be Cancelled without at least thirty (30) days prior written notice to Distributor. Such policy of insurance shall name Distributor as an additional insured there under.

b.              Notify Distributor immediately in writing should Supplier become aware of any defect or condition which may render any of the Products in violation of the Food, Drug and Cosmetic Act, (or similar laws within the Territory) or in any way alters the specifications and quality of the Products.  Notify Distributor of any Products affected by holds or recalls, and reimburse Distributor for the full price paid for any Products returned to Distributor by a customer, or to Supplier by Distributor, due to a recall or other manufacturing defect, plus all taxes, transportation and other costs and expenses incurred by Distributor in the return thereof.

4.             Patents and Trademarks

Supplier agrees to repurchase from Distributor, at a price equivalent to the full purchase price paid by Distributor (including freight, duty, tax, etc.), any quantity of products in Distributor’s inventory which products Distributor reasonably believes it should not or cannot sell, based on a reasonable opinion of Distributor’s counsel that future sales by Distributor may result in patent or trademark infringement, by Supplier of a third party’s patent or trademark, or because of a decision, whether interlocutory or final, rendered in any patent or trademark infringement action concerning an infringement by Supplier of a third party’s patents or trademarks.

5.             Product Warranties

Supplier specifically warrants to Distributor that the Products:

a.             Are in compliance with Supplier’s specifications.

b.                                      Are not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and the regulations issued there under (the “Act”), or any comparable state, municipal or local law or regulation applicable state, municipal or local law, ordinance, regulation or order with in the “Territory”.

c.                                       Supplier authorizes Distributor to pass through all warranties to Distributor’s customers.

d.                                      Supplier shall promptly replace, at no cost to Distributor, any Product which, is defective or non-conforming, with a non-defective or conforming Product (as applicable) or, credit Distributor’s account for all amounts paid with respect to the defective or non-conforming Product.  Supplier shall pay all taxes, transportation, duties and other reasonable and agreed upon expenses incurred in the replacement of any defective or non-conforming Product.

6.             Termination

Either party shall have the right to terminate this Agreement on written notice if the other (a) commits or suffers any act of bankruptcy or insolvency, or (b) fails to cure any material breach in the provisions of this Agreement within thirty (30) days after written notice of such breach, or (c) declares an event or events of force majeure that last in the aggregate more than 180 days.

7.             Procedures on Termination

a.             Windup

On the termination of this Agreement, for whatever reason, Supplier shall continue to honor Distributor’s orders for products up to the effective date of termination and for a period of sixty (60) days thereafter.

b.             Repurchase of Inventory

Within thirty (30) days after termination of this Agreement, upon written request from Distributor:

i.              Supplier shall repurchase Distributor’s inventory of the Level 2 Products, (Supplier Brand), within 90 days of receipt of such notice at Distributor’s acquisition cost thereof, less a 15% restocking fee.  Distributor shall ship such Level 2 Products to the location designated by Supplier on CIF terms.

ii.             Distributor shall purchase Supplier’s entire inventory of level 1 (Exclusive Distributor Critical Cover Private Label) and level 3(Exclusive, Unique market branding as defined by Distributor) finished goods, work in process and raw materials for level 1 & 3 products.

c.             Product Service

Supplier shall continue to perform service on Products as called for in its manufacturer’s warranty or as otherwise required by applicable law.

8.             Force Majeure

The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters such as strikes, shortages of power or raw material, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform.  Any claim of force majeure must be made in writing and must describe the specific circumstances constituting force majeure.

9.             Marketing Information

a.             Confidentiality

Supplier and Distributor acknowledge and agree that pursuant to this Agreement valuable information of a confidential nature, which includes but is not limited to marketing, sales and new product development information may be disclosed to each other; that such information will be retained by Supplier and Distributor in confidence; that the transmittal of such information hereunder is upon the express condition that the information is to be used solely for the purpose of effectuating this Agreement; and that Supplier and Distributor shall not, either during the term of this Agreement or after its termination, use, publish or disclose or cause anyone else to use, publish or disclose any information supplied hereunder.  Not withstanding anything in the foregoing, the above restrictions on disclosure and use shall not apply to any information which Supplier or Distributor can show by written evidence was known to it at the time of receipt thereof from the other party or which may subsequently be obtained from sources other than the other party who are not bound by a confidentiality agreement with such other party.

b.             Remedy for breach

Each party hereto recognizes and acknowledges that the other party would not have an adequate remedy at law for the breach of the confidentiality covenants contained herein and agrees that in the event of such breach, the other party may, in addition to the other remedies which may be available to it, file a suit in equity for injunctive relief.

10.          Arbitration

Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

11.          Indemnification

a.             Supplier shall indemnify, defend, and hold harmless each of Distributor, its subsidiaries, affiliates, divisions, subdistributors, agents, employees, representatives and customers, and its or their respective successors and assigns (each, an “Indemnified Party”) from and against, and in respect of, any and all actions, claims, suits, judgments, damages, liabilities, losses, penalties, costs and expenses (including, without limitation, attorneys’ fees) of every kind whatsoever (collectively, “Damages”) arising in any manner out of or from, or in connection with any actual or alleged (i) patent, copyright or trademark infringement by Supplier , or violation of any other proprietary right by Supplier, arising out of the purchase, sale, distribution or use of any Product, (ii) breach by Supplier of any term or provision of this Agreement, (iii) personal injury, wrongful death or property damage arising out of or relating to any Product where Supplier is at fault including, but not limited to, the use of any Product, and (iv) wrongful or negligent act or omission by Supplier and its officers, directors, shareholders, agents, servants, employees, representatives or subcontractors; provided, that this Section 11 shall not obligate Supplier to indemnify any Indemnified Party for any portion of Damages (except for Damages based on theories of strict liability) directly attributable to, and directly caused by, the gross negligence of an Indemnified Party or any unauthorized warranty relating to the Products by Distributor.

b.             Distributor shall indemnify, defend, and hold harmless each of Supplier, its subsidiaries, affiliates, divisions, agents, employees and representatives and its or their respective successors and assigns (each, an “Indemnified Party”) from and against, and in respect of, any and all actions, claims, suits, judgments, damages, liabilities, losses, penalties, costs and expenses (including, without limitation, attorneys fees) of every kind whatsoever (collectively, “Damages) arising in any manner out of or form, or in connection with any actual or alleged (i) patent, copyright or trademark infringement by Distributor, or violation of any other proprietary right by Distributor, arising out of the purchase, sales, distribution or use of any product, (ii) breach by Distributor of any term or provision of this Agreement, (iii)personal injury, wrongful death or property damage arising out of or relating to any product where Distributor is at fault including, but not limited to, the use of any product, and (iv) wrongful or negligent act or omission by Distributor and its officers, directors, shareholders, agents, servants, employees, representatives, or subcontractors; provided, that this Section 11 shall not obligate “Distributor to indemnify any Indemnified Party for any portion of Damages (except for Damages based on theories of strict liability) directly attributable to, and directly caused by, the negligence of an Indemnified Party.

c.             Each Indemnified Party shall notify The Indemnifying Party of any third party claim for which such Indemnified Party seeks indemnification under this Agreement; provided, that the failure to deliver such notice shall not affect The Indemnifying Party’s obligations to any Indemnified Party under this Section 11 except to the extent that such failure results in (i) the failure of actual notice to The Indemnifying Party, and (ii) damage to The Indemnifying Party, or an increase in The Indemnifying Party’s indemnification liability, solely as a result thereof.  The Indemnifying Party may, but is not obligated to, assume the defense of any claim to which this Section 11 relates or may relate, and may appoint legal counsel responsible for such defense; provided, that if The Indemnifying Party chooses to assume such defense, any Indemnified Party may, at its own expense, select its own counsel to represent it; and provided further, that The Indemnifying Party may not settle any such claim against an Indemnified Party without the prior written consent of such Indemnified Party.  If The Indemnifying Party elects not to assume such defense, such Indemnified Party may elect to do so and The Indemnifying Party shall pay all costs and expenses of counsel selected by such Indemnified Party in connection with such defense.  Any legal counsel appointed by The Indemnifying Party to defend such a claim shall be experienced in the type of litigation involved and shall be reasonably satisfactory to Distributor.  The Indemnifying Party and each Indemnified Party shall cooperate fully in connection with all matters related to the defense of any such claim.

12.          Miscellaneous

a.             Notices

Any notice required by this Agreement shall be deemed sufficient if sent by certified mail, postage prepaid, to the party to be notified at the address set forth below until written notice of a different address is supplied.

If to Supplier:

Alpha Pro Tech, LTD

Attn: Sheldon Hoffman

60 Centurian Drive, Suite 112

Markham, Ontario L3R 9R2 Canada

If to Distributor:

VWR International, Inc.

Attn: Jeff Rhoades

Category Manager/Apparel Global Lab Sourcing

VWR International, Inc.

1310 Goshen Parkway

West Chester, PA  19380

b.             Applicable Law

This Agreement shall be governed by the laws of the State of Pennsylvania, applicable to contracts made and to be performed in that state.

c.             Amendments

No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

d.             Existing Obligations

Supplier and Distributor represent and warrant that the terms of this Agreement do not violate any existing obligations or contracts of Supplier or Distributor.  Supplier and Distributor shall defend, indemnify and hold harmless each other from and against any and all claims, demands, actions or causes of action which are hereafter made or brought against Supplier or Distributor and which allege any such violation.

13.          Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither party shall have the right to transfer or assign its interest in this Agreement without the prior written authorization of the other party.

14.          Counterparts

For convenience of the parties hereto, this Agreement may be executed in one or more counterparts. Each of which shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have by their duly authorized officers executed this Agreement on September 11, 2006, effective the 1st day of January, 2006.

ALPHA PRO TECH, INC.

By
Michael Scheerer, SVP Sales & Marketing. Sept. 11, 2006

VWR International, Inc.

By
Kevin Canavan, VP Global Lab Sourcing, Sept. 12, 2006